Exhibit 99.1

VERRA MOBILITY SCHEDULES FIRST QUARTER 2021 EARNINGS CALL AND ANNOUNCE RESPONSE TO SEC GUIDANCE RELATING TO WARRANTS ISSUED BY SPECIAL PURPOSE ACQUISITION COMPANIES

MESA, Ariz., May 7, 2021 /PRNewswire/ — Verra Mobility (NASDAQ: VRRM) (the “Company”), a leading provider of smart mobility technology solutions, announced today that it will report financial results for the first quarter ended March 31, 2021, after the U.S. market close on May 17, 2021. On that date, Verra Mobility will also host a conference call and live webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss financial results and provide a business update for investors and analysts.

On April 12, 2021, the Securities and Exchange Commission (“SEC”) issued a statement regarding the accounting and reporting of warrants issued by Special Purpose Acquisition Companies (“SPACs”). Following its review of the SEC Statement, the Company reevaluated the accounting treatment of its warrants as equity. It concluded that, based on the SEC statement, the Company’s private placement warrants should be, and should have been, classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period. Accordingly, the Company will restate its consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 included in the Company’s Annual Report on Form 10-K, filed on March 1, 2021, as amended by the Annual Report on Form 10-K/A, filed on April 6, 2021 (collectively, the “Impacted Financial Statements”) to change the accounting treatment of its private placement warrants. The Impacted Financial Statements and any previously furnished or filed reports, earnings releases, guidance, investor presentations, or similar communications describing the Company’s financial results based on the Impacted Financial Statements should not be relied upon.

The Restatement will not affect the Company’s previously reported Adjusted EBITDA or total cash flows.

As of December 31, 2020, approximately 6.67 million private placement warrants and 13.3 million of the Company’s public warrants remained outstanding. As part of the reevaluation described above, the Company further concluded that the public warrants were properly classified as equity.

The Company plans to file an amendment to the Company’s Annual Report on Form 10-K/A, filed on April 6, 2021 to restate the Impacted Financial Statements (the “Restatement”) as soon as practicable.

First Quarter 2021 Earnings Conference Call Details

Date: May 17, 2021

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

U.S. and Canadian Callers Dial-in: (877) 407-0784

Outside of U.S. and Canada Dial-in: (201) 689-8560 with conference ID #13719669

Webcast Information: Available live in the “Investor Relations” section of the Company’s website at http://ir.verramobility.com

An audio replay of the call will also be available until 11:59 p.m. Eastern Time on May 31, 2021, by dialing (844) 512-2921 for the U.S. or Canada and (412) 317-6671 for international callers and entering passcode #13719669. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations page of the Company’s website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world’s largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through connectivity with more than 50 individual tolling authorities and more than 400 issuing authorities. Verra Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments, and school districts across North America operating thousands of red-light, speed, bus lane, and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in more than 15 countries. For more information, visit www.verramobility.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”, including statements about the approximate effect of the Restatement on the Company’s previously issued financial statements and the filing of amended filings to reflect the Restatement. Such forward-looking statements speak only as of the date of this press release. These forward-looking statements are based on management’s current expectations, assumptions, and beliefs regarding future events. They are based on currently available information about the outcome and timing of future events, certain of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors. These factors include, but are not limited to, the discovery of additional information relevant to the Impacted Financial Statements, higher than expected charges after completing the Restatement process, and delays in filing amended filings for the Impacted Financial Statements due to the Company’s efforts to complete the Restatement and respond to SEC comments, if any. Any or all of these occurrences could cause actual results to differ from those in the forward-looking statements.

Investor Relations Contacts

Sajid Daudi

Investor Relations at Verra Mobility

480-596-2050

Marc P. Griffin

ICR, Inc., for Verra Mobility

646-277-1290

IR@verramobility.com